Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   CardioNet, Inc.

Heather C. Getz

Investor Relations

800-908-7103

investorrelations@cardionet.com

CARDIONET, INC  BOARD OF DIRECTORS ANNOUNCES THE RESIGNATION OF RANDY THURMAN AS CHAIRMAN OF THE BOARD

Conshohocken, PA — (BUSINESS WIRE) — October 26, 2011 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today announced the resignation of Randy Thurman as Chairman of its Board of Directors.  The Company also announced that board member Kirk Gorman has been appointed to the position of Chairman of the Board of Directors.

Mr. Thurman’s resignation marks the end of a transition plan, which commenced in June 2010 and was designed to ensure a successful transition for incoming President and Chief Executive officer, Joseph Capper.  Mr. Thurman commented: “Joe Capper has demonstrated himself to be an exceptionally capable CEO for CardioNet and a great leader for the Company’s operations and strategy.  When I stepped down as CEO in mid-2010, it was our mutual goal to fully transition my responsibilities.  That has been accomplished, and I look forward to devoting myself to other endeavors including those in private equity. I wish the Company, the Board and all my associates at CardioNet the very best.”

Joseph Capper, the Company’s President and CEO responded:  “On behalf of myself and the Board, I would like to thank Randy for his dedication and commitment throughout his tenure with CardioNet.  His leadership contributions were invaluable to the Company, as it faced some very challenging obstacles.  I would also like to personally thank him for making my transition to the Company as smooth as possible. I wish him continued success in his future endeavors.”

Mr. Gorman has been a member of the Company’s Board of Directors since August 2008, and Chairman of the Company’s Audit Committee since May 2009.  He has served as the Executive Vice President, Chief Financial Officer of Jefferson Health System, a hospital system in Philadelphia, Pennsylvania, since September 2003.

Mr. Capper noted:   “Kirk is a valued member of our Board and I am pleased he has accepted the position of Chairman.  I look forward to working closely with him in his new role.”

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.